EXHIBIT 99.1

Loans, Deposits, Revenue, Profits Up at First Horizon

MEMPHIS, Tenn., July 17, 2015 (GLOBE NEWSWIRE) -- Earnings per share grew 22 percent from last quarter at First Horizon National Corp. (NYSE:FHN) – to $0.22 in the second quarter from first quarter's adjusted EPS of $0.181 – driven by growth in loans, deposits and revenue at its First Tennessee regional bank.

"Over the past few quarters we have seen our momentum build in the local communities we serve. Our bankers continue to build relationships with new and existing customers to support that growing momentum, particularly in Nashville, Chattanooga and the Carolinas," said First Horizon Chairman and CEO Bryan Jordan. "Our results reflect the hard work of our team and the strength of our franchise."

Financial highlights

  Net income available to common shareholders for the second quarter was $51 million, or $0.22 per diluted share. A litigation charge related to the mortgage business the company sold in 2008 resulted in a $162.5 million pre-tax charge in the first quarter, which led to a net loss available to common shareholders of $76.7 million, or $0.33 per diluted share. Excluding the litigation charge, net income available to common shareholders in the first quarter would have been $41.8 million1, or $0.181 per diluted share.
  First Tennessee, the regional bank, had a strong quarter, with pre-provision net revenue (PPNR) up 7 percent year over year. Year over year, average core deposits were up 13 percent and loans were up 16 percent, led by commercial loans, loans to mortgage companies and asset-based lending. Noninterest income grew 10 percent from first to second quarter, driven by fees from deposits, brokerage and trusts.
  FTN Financial, the fixed income group, increased fixed income product average daily revenue 14 percent year over year.
  Asset quality remains favorable. Nonperforming loans were down 30 percent and net charge-offs were steady year over year.

1Denotes non-GAAP information reconciled in the table below

Consolidated Summary Results

				2Q15 Changes vs.
(Dollars in thousands, except per share data)	2Q15	1Q15	2Q14	1Q15	2Q14
Income Statement Highlights
Net interest income	$166,640	$156,866	$156,768	6%	6%
Noninterest income	130,293	129,413	128,824	1%	1%
Securities gains/(losses), net	8	276	(1,923)	(97)%	NM
Total revenue	296,941	286,555	283,669	4%	5%
Noninterest expense	218,394	376,221	163,162	(42)%	34%
Provision for loan losses	2,000	5,000	5,000	(60)%	(60)%
Income/(loss) before income taxes	76,547	(94,666)	115,507	NM	(34)%
Provision/(benefit) for income taxes	21,590	(22,261)	33,578	NM	(36)%
Net income/(loss)	54,957	(72,405)	81,929	NM	(33)%
Net income attributable to noncontrolling interest	2,851	2,758	2,859	3%	*
Net income/(loss) attributable to controlling interest	52,106	(75,163)	79,070	NM	(34)%
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$50,556	$(76,713)	$77,520	NM	(35)%
Common Stock Data
Diluted EPS	$0.22	$(0.33)	$0.33	NM	(33)%
Diluted shares (thousands)	234,669	232,816	237,250	1%	(1)%
Period-end shares outstanding (thousands)	234,021	233,499	237,147	*	(1)%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$16,936,772	$16,732,123	$15,795,709	1%	7%
Total deposits	18,674,473	18,638,554	16,157,487	*	16%
Total assets	25,239,767	25,715,888	24,218,345	(2)%	4%
Total liabilities	22,721,862	23,216,631	21,603,070	(2)%	5%
Total equity	2,517,905	2,499,257	2,615,275	1%	(4)%
Asset Quality Highlights
Allowance for loan losses	$221,351	$228,328	$243,628	(3)%	(9)%
Allowance / period-end loans	1.31%	1.36%	1.54%
Net charge-offs	$8,977	$9,120	$8,618	(2)%	4%
Net charge-offs (annualized) / average loans	0.21%	0.23%	0.22%
Non-performing assets (NPA)	$238,548	$236,798	$339,581	1%	(30)%
NPA % (a)	1.37%	1.37%	1.71%
Key Ratios & Other
Return on average assets (annualized) (b)	0.87%	(1.15)%	1.39%
Return on average common equity (annualized) (c)	9.56%	(14.04)%	14.35%
Net interest margin (d)	2.92%	2.74%	2.97%
Efficiency ratio (e)	73.55%	NM	57.13%
Tier 1 ratio (f)	11.98%	11.85%	14.19%
Market capitalization (millions)	$3,667.1	$3,336.7	$2,812.6
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S.  First Horizon's management believes such measures are relevant to understanding the results of the company. The non-GAAP items presented in this release are net income available to common excluding litigation charges and diluted earnings per share excluding litigation charges. These measures are reported to First Horizon's management and board of directors through various internal reports. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

Non-GAAP to GAAP Reconciliation

Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	1Q15

Net Income Available to Common Excluding Litigation Charges (Non-GAAP)
Income/(loss) before income taxes (GAAP)	$(94,666)
Less: Litigation and regulatory matters expense (GAAP)	(162,500)
Adjusted income/(loss) before income taxes (Non-GAAP)	67,834
Adjusted provision/(benefit) for income taxes (Non-GAAP) (a)	21,754
Adjusted net income/(loss) (Non-GAAP)	46,080
Net income attributable to noncontrolling interest (GAAP)	2,758
Preferred stock dividends (GAAP)	1,550
Adjusted net income/(loss) available to common shareholders (Non-GAAP)	$41,772

Adjusted diluted shares (thousands) (Non-GAAP) (b)	235,120
Adjusted diluted EPS (Non-GAAP)	$0.18
(a) Calculated using an effective tax rate of 32.07 percent.
(b) Because FHN recognized a net loss available to common shareholder in first quarter 2015, potentially issuable shares are excluded from diluted shares because they are antidilutive. Excluding the litigation charge, FHN would have recognized net income available to common shareholders. As a result, adjusted shares are presented in order to include the dilutive impact of potentially issuable shares.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 0494030. The number for international participants is 412-317-6061. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. Aug. 3. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10068253. The event also will be archived and available on the website by midnight Central Time tomorrow.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

Debt Investor Materials

First Horizon will post additional materials for debt investors Aug. 3 in the investor relations section of www.FirstHorizon.com First Horizon will also provide these materials to analysts at upcoming meetings. The debt investor materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 26 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has one of the highest customer retention rates of any bank in the country, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers. First Horizon has been recognized as one of the nation's best employers by Forbes, American Banker and Working Mother magazines. More information is available at www.FirstHorizon.com.

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CONTACT: First Horizon Investor Relations,
         Aarti Bowman, (901) 523-4017
         First Horizon Media Relations,
         Jack Bradley, (901) 523-4813